Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lipocine Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 12, 2020, with respect to the consolidated balance sheets of Lipocine Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Lipocine Inc.

/s/ Tanner LLC

Salt Lake City, Utah
July 30, 2020